Exhibit 99.1

NEULION ANNOUNCES COMPLETION OF DOMESTICATION

PLAINVIEW, NY – (Marketwire – December 1, 2010) – NeuLion, Inc. (TSX: NLN) (“NeuLion” or the “Company”) announced today that it had received a letter of satisfaction from the Director under the Canada Business Corporations Act for the continuance of the Corporation out of the laws of Canada and had filed for the domestication of the Corporation under the laws of the State of Delaware and Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”).  The Domestication took effect at 11:59 p.m. on November 30, 2010.

About NeuLion
Based in Plainview, New York, Sanford, Florida and Toronto, Ontario, NeuLion (TSX: NLN) works with content partners to develop end-to-end solutions for multimedia IPTV services.  The NeuLion IPTV Platform encodes, delivers, stores and manages an unlimited range of multimedia content and NeuLion’s operational support system (OSS) maintains all billing and customer support services.  Content partners are responsible for content aggregation and the sales and marketing for individual IPTV services.  The Company ranks as a world leader in customer/partner relationships with sports, international and specialty television content partners including, in sports, the NHL, the NFL, the NBA, MLS and NCAA Division I schools and conferences and, with respect to international and specialty television aggregators and networks, KyLinTV (Chinese), ABS-CBN (Filipino), Talfazat and Talfazat-ART (Arabic), TV -Desi (South Asian) and Sky Angel (Christian).  Customer/partner content can be viewed by way of the Internet on PCs and mobile devices and on the television through the Company’s IPTV set top box.

Press Contact:
Jennifer Powalski
Corporate Communications
+1-516-622-8334
jennifer.powalski@neulion.com

Investor Relations Contact:
G. Scott Paterson
Vice Chairman
+1-416-368-6464
scott.paterson@neulion.com